Exhibit 3.60

VORWERK USA, INC.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Vorwerk USA, Inc., a corporation organised and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: that the Board of Directors of the Corporation by unanimous written consent of its members adopted the following resolutions proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article 1 thereof, so that the new article provides as follows:

“l. The name of the corporation is Plaxicon Holding Corporation.”

RESOLVED, that the above–referenced amendment be and hereby is declared advisable.

SECOND: that the sole stockholder has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the state of Delaware.

THIRD: that the amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this certificate as of this March 29, 1995.

VORWERK USA, INC.

by:	/s/ Illegible
President